UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2007

RACKABLE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46600 Landing Parkway

Fremont, CA 94538

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2007, Rackable Systems, Inc. and Madhu Ranganathan, its Chief Financial Officer, entered into an amendment (the “Amendment”) of the employment agreement, dated October 28, 2005, between Ms. Ranganathan and Rackable Systems. The Amendment provides for Ms. Ranganathan to receive enhanced severance benefits in the event her employment is terminated by Rackable Systems without Cause, or by Ms. Ranganathan for Good Reason, within 12 months following a Change in Control (as each of those capitalized terms are defined in the Amendment, which terms were not previously defined in the original employment agreement), as follows:

(a)	The vesting of all unvested stock options and all unvested grants of restricted stock will accelerate in the amount equal to the number of shares that would vest over an additional twenty-four (24) month period from the termination date;

(b)	Severance pay equal to the sum of twelve (12) months of base salary from the termination date; and

(c)	If elected and eligible, payment of continued group health insurance coverage under federal COBRA or, if applicable state insurance laws, for a maximum period of twelve (12) months from the termination date.

In addition, if Ms. Ranganathan’s employment is terminated by Rackable Systems without Cause, or by Ms. Ranganathan for Good Reason, other than within 12 months following a Change in Control, she will be entitled to receive enhanced severance benefits as follows:

(a)	Severance pay equal to the sum of six (6) months of base salary from the termination date; and

(b)	If elected and eligible, payment of continued group health insurance coverage under federal COBRA or, if applicable state insurance laws, for a maximum period of six (6) months from the termination date.

The summary of the material terms of the Amendment set forth above is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	First Amendment to the Employment Agreement, dated September 19, 2007, by and between Rackable Systems, Inc. and Madhu Ranganathan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RACKABLE SYSTEMS, INC.

Dated: September 24, 2007	By:	/s/ Maurice Leibenstern
Maurice Leibenstern
General Counsel, Senior Vice President and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	First Amendment to the Employment Agreement, dated September 19, 2007, by and between Rackable Systems, Inc. and Madhu Ranganathan.